Staley, Okada & Partners
CHARTERED ACCOUNTANTS

Suite 400 - 889 West Pender Street
Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com
www.staleyokada.com

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated September 28, 2005, accompanying the financial statements of Lid Hair Studios International, Inc. (formerly Belford Enterprises, Inc.) for the period from inception (April 20, 2005) to May 31, 2005, in the registration statement (the "Form SB-2") to be filed by Lid Hair Studios International, Inc. with the United States Securities and Exchange Commission and to the reference to us under the heading "Experts" in such registration statement.

"Staley, Okada & Partners"

STALEY, OKADA & PARTNERS
Chartered Accountants

Vancouver, BC, Canada
February 28, 2006